MESA ACQUISITIONS GROUP

Mr. Jerry Pane

CEO/Chairman

U.S. Precious Metals, Inc.

176 Route 9 North

Suite 306 Marlboro, NJ 07728

RE: Phase Development Update

May 2, 2014

Dear Mr. Pane:

This letter is to update you as to our company’s progress. As of this date, we have successfully gotten all key CTAC personnel from their headquarters office in Ukraine to their international office in South America. From their office in Colombia the team is doing an equipment check and preparing to travel to the USPR Mexico mining site on May 10th, and expected to stay for at least twelve days. During this time, the CTAC team will perform a series of ground work (FSPEF, VERS, among others) to further support and better quantify the satellite image results, as well as work in conjunction for the company to create a reserve estimate. Please note, that the VERS results (id est, Vertical Electric Resonance Sounding) will identify the volume and depth of mineralization on all areas of interest; ergo, providing us with an identifiable resource estimate in grams per ton of ore body at the conclusion of the fieldwork. All necessary visas and travel permits have been arranged and airline tickets purchased. We are also arranging accommodations and other onsite equipment needs for the CTAC team per their requirements. Upon review and discussions with all relevant parties, I expect that all will go smoothly and our goals will be achieved within the dedicated timeframe allotted for the fieldwork. Should additional time be needed to complete our objectives, I will quite naturally make the necessary adjustments to ensure that the job is completed with superlative execution.

Additionally, last month I personally travelled to the mine site with your company’s geologist, Mr. Dave Burney, and gold analyst, Mr. Mike Berry. During this trip, we visited various locations under coverage of the satellite imaging. Of particular note, we now have a dedicated road and a necessary access bridge to the property; both of which have been newly constructed. Infrastructure improvements will continue to provide the necessary ingress and egress for all anticipated operations through Phase 2 development. Progress is being made as well as on designing extraction, escalation, concentration and transportation requirements necessary to further Phase 2 development. In addition, I have been working closely with my security

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contingent in Mexico to ensure the safe travel and operations of both the CTAC and the USPR teams during the May 2014 visit. In addition to my security efforts, I might add that the Mexican government has made significant strides in the Michoacan area as to safety and police order. Furthermore, the Mexican federal police (id est, Policia Federal) continue to take assertive action in the Michoacan state. Of particular interest to USPR is the “cleaning up” of the pacific-based port at Lazaro Cardenas: the country’s second busiest port. This container port holds a strategic advantage to the company in its close proximity and ability to economically transport concentrates to co-contracted smelters and advanced thermal refiners on the western coast of the United States. In fact in November 2013, federal troops and police took over security functions at Lazaro Cardenas thereby ensuring safe transport of commerce in the city.

The results from CTAC’s ground team should be completed within 30 to 45 days from the time they return with the field data. Based on this detailed information, our company will immediately begin analyzing the results and making affirmative decisions as to how to best proceed with the digging and extraction campaign. Please know, we are concurrently working on system designs for concentration of not just gold, but also silver, copper and rare earth elements preliminarily identified at the property. Should you desire any further update or have any other questions, please do not hesitate to contact me.

Sincerely,

/s/ George Mesa

George Mesa

President/CEO

Mesa Acquisitions Group

Tel: (305) 909-6808

Dir: (305) 420-8222

Fax: (305) 513-5131